CAPPED NOTES WITH ABSOLUTE RETURN BUFFER	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Capped Notes with Absolute Return Buffer Linked to the MSCI Emerging Markets Index
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
    -100.00%
$1.30
-87.00%
-50.00%
$6.30
-37.00%
-20.00%
$9.30
-7.00%
-13.00%(1)
$11.30
13.00%
-10.00%
$11.00
10.00%
-5.00%
$10.50
5.00%
-3.00%
$10.30
3.00%
0.00%
$10.00
0.00%
5.00%
$10.50
5.00%
10.00%
$11.00
10.00%
18.00%
$11.80(2)
18.00%
20.00%
$11.80
18.00%
30.00%
   $11.80
18.00%
40.00%
$11.80
18.00%
50.00%
$11.80
18.00%
60.00%
$11.80
18.00%
(1)   This hypothetical percentage change corresponds to the hypothetical Threshold Value.
(2)   The Redemption Amount per unit cannot exceed the Capped Value

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 2 years
Market Measure	The MSCI Emerging Markets Index (Bloomberg symbol: "MXEF")
Payout Profile at Maturity
●
1-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
●
A positive return equal to the absolute value of the percentage decline in the level of the Market Measure only if the Market Measure does not decline by more than [10.00% to 16.00%] (e.g., if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%)
●
1-to-1 downside exposure to decreases in the Market Measure beyond a [10.00% to 16.00%] decline, with up to [90.00% to 84.00%] of your principal at risk

Capped Value	$11.80 per unit, a 18.00% return over the principal amount.
Threshold Value	[90.00% to 84.00%] of the Starting Value of the Market Measure, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105723005424/bofa-32664_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Your potential for a positive return based on the depreciation of the Market Measure is limited. The absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value will be [90.00% to 84.00%] of the Starting Value, any positive return due to the depreciation of the Market Measure will be limited to [10.00% to 16.00%]. The actual Threshold Value, and by extension, the cap on the positive return due to the depreciation of the Index, will be determined on the Pricing Date.
●
Any decline in the Ending Value from the Starting Value by more than [10.00% to 16.00%] will result in a loss, rather than a positive return, on the notes.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the stocks held by the Market Measure.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
●
An investment in the notes will involve risks associated with investments that are linked to the equity securities of issuers from emerging markets.
●
The removal of Russian securities from the Index may have a material adverse effect on the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.